AMERICAN PENSION INVESTORS TRUST

                    AMENDED AND RESTATED PLAN OF DISTRIBUTION
                          PURSUANT TO RULE 12b-1 UNDER
                       THE INVESTMENT COMPANY ACT OF 1940


      WHEREAS, American Pension Investors Trust ("Trust") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company, and offers for public sale distinct Fund of shares of beneficial interest, each corresponding to a distinct portfolio; and

      WHEREAS, the Trust's Board of Trustees ("Board") has established the series and classes of such series as listed on Schedule A (each a "Fund" and collectively, the "Funds") as series and classes of shares of beneficial interest in the Trust; and

      WHEREAS, the Trust has entered into a Distribution Agreement ("Distribution Agreement") with Unified Fund Services, Inc. ("Distributor") pursuant to which Distributors has agreed to serve as distributor of the Funds' shares;

      NOW, THEREFORE, the Trust hereby adopts this amended and restated Plan with respect to such Funds in accordance with Rule 12b-1 under the 1940 Act.

      1. A. Each respective Fund is authorized to pay to the Distributor, as compensation for the Distributor's service activities with respect to such classes of such Fund and its shareholders, a fee at the annual rate listed on Appendix A.

           B. Each respective Fund is authorized to pay to the Distributor, as compensation for the Distributor's distribution activities with respect to such classes of such Fund, a fee at the annual rate listed on Appendix A.

           C. The amount of the fees specified in this Paragraph of the Plan shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

           D. Each class of each Fund may pay a fee to the Distributor for service activities or distribution activities at a lesser rate than the fees specified in this Paragraph of this Plan, in each case as agreed upon by the Board and the Distributor, and as approved in the manner specified in Paragraph 3 of this Plan.

      2. As distributor of the classes of shares of each Fund, the Distributor may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of the Funds' shares or the servicing and maintenance of shareholder accounts, including, but not limited to, compensation to employees of the Distributor; compensation to and expenses, including overhead and telephone and other communication expenses, of the Distributor and selected dealers who engage in or support the distribution of shares or who service shareholder accounts; the costs of printing and

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distributing prospectuses, statements of additional information, and reports for
other  than  existing  shareholders;   the  costs  of  preparing,  printing  and
distributing sales literature and advertising materials; and internal costs incurred by the Distributor and associated by the Distributor to its efforts to distribute shares of the Fund such as office rent, employee salaries, employee bonuses and other overhead expenses.

      3. This Plan shall take effect with respect to classes of shares of each Fund on the date set forth below, together with any related agreements, provided that it shall not take effect with respect to any Fund unless it has been approved by votes of a majority of both (a) the Board and (b) those Trustees of the Trust who are not "interested persons" of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto ("Independent Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on such approval; and until the Trustees who approve the Plan's taking effect with respect to such Fund have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

      4. After approval of this Plan with respect to classes of shares of a Fund as set forth in Paragraph 3, this Plan shall take effect and continue in full force and effect with respect to such classes of shares of such Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 3.

      5. The Distributor shall provide to the Board, and the Board shall review, at least quarterly, a written report of the amounts expended with respect to each Fund by the Distributor under this Plan and the Distribution Agreement and the purposes for which such expenditures were made.

      6. For purposes of this Plan, "distribution activities" shall mean any activities in connection with the Distributor's performance of its obligations under this Plan or the Distribution Agreement that are not deemed "service activities." "Service activities" shall mean activities covered by the definition of "service fee" contained in amendments to Section 26(b), Article III of the National Association of Securities Dealers, Inc.'s Rules of Fair Practice that became effective July 7, 1993 or any subsequent amendments to such definition.

      7. This Plan may be terminated with respect to any Fund or class of shares of such Fund at any time by vote of a majority of the Board, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of that Fund.

      8. This Plan may not be amended to increase materially the amount of fees provided for in Paragraph 1 hereof with respect to a class of shares of a Fund unless such amendment is approved by a vote of a majority of the outstanding voting securities of the Fund, and no material amendment to the Plan shall be made unless approved by the Board and the Independent Trustees in the manner provided for annual approval and renewal in Paragraph 3 hereof.

      9. The amount of the fees payable by any class of shares of a Fund to the Distributor under Paragraph 1 hereof and the Distribution Agreement is not related directly to expenses incurred by the Distributor on behalf of such class of shares of such Fund in serving as distributor, and Paragraph 2 hereof and the Distribution Agreement do not obligate a class of shares of a Fund to reimburse the Distributor for such expenses. The fees set forth in Paragraph 1

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hereof will be paid by a class of shares of a Fund to the Distributor unless and until either the Plan or the Distribution Agreement is terminated or not renewed. If either the Plan or the Distribution Agreement is terminated or not renewed with respect to a class of shares of a Fund, any expenses for service and distribution activities incurred by the Distributor on behalf of such class of shares of a Fund in excess of payments of the fees specified in Paragraph 1 hereof and the Distribution Agreement which the Distributor has received or accrued through the termination date are the sole responsibility and liability of the Distributor, and are not obligations of a Fund.

      10. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

      11. As used in this Plan, the terms "majority of the outstanding voting securities" and "interested person" shall have the same meaning as those terms in the 1940 Act.

      12. The Trust shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

      13. The obligations of the Trust under this Plan shall not be binding upon the Trustees of the Trust or the shareholders of any Fund individually, but shall bind only the Trust. The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and Distributors or any other person, in asserting any rights or claims under this Plan shall look only to the assets and property of the Trust or such Fund in settlement of such right or claim, and not to such Trustees or shareholders.

      IN  WITNESS  WHEREOF,   the  Trust  has  executed  this  amended  Plan  of
Distribution on the day and year set forth in Lynchburg, Virginia.

Date:  July 1, 2004

                                        AMERICAN PENSION INVESTORS TRUST

ATTEST:


/                                       By
----------------------------               ------------------------------------
Louis B. Basten, III                       David D. Basten
Secretary                                  President

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                                   APPENDIX A

                                  FEE SCHEDULE


              FEE, AS A % OF AVERAGE DAILY NET ASSETS OF EACH FUND

                                   DISTRIBUTION       SERVICE
FUND OF THE TRUST                  ACTIVITIES         ACTIVITIES       TOTAL FEE
-----------------                  ----------         ----------       ---------

C CLASS SHARES

API Efficient Frontier Growth      0.75%              0.25%            1.00%
Fund - C Class Shares

API Efficient Frontier Capital     0.75%              0.25%            1.00%
Income Fund - C Class Shares

API Efficient Frontier Multiple    0.75%              0.25%            1.00%
Index Fund - C Class Shares

API Efficient Frontier Income      0.75%              0.25%            1.00%
Fund - C Class Shares

API Efficient Frontier Value       0.65%              0.25%            0.90%
Fund - C Class Shares

D CLASS SHARES

API Efficient Frontier Capital     0.25%              0.25%            0.50%
Income Fund - D Class Shares



Date:  July 1, 2004